Exhibit 99.1

AMENDMENT NO. 1

TO 2019 EQUITY INCENTIVE PLAN OF

AVEO PHARMACEUTICALS, INC.

The 2019 Equity Incentive Plan of Aveo Pharmaceuticals, Inc. (the “2019 Equity Incentive Plan”) is hereby amended as follows:

1. Section 4(a)(1)(A) is hereby deleted in its entirety and the following is inserted in lieu thereof:

“2,300,000 shares of Common Stock.”

2. Section 4(b) is hereby deleted in its entirety and the following is inserted in lieu thereof:

“Sublimit on Awards to Non-Employee Directors. The maximum amount of cash and equity compensation (calculated based on grant date fair value for financial reporting purposes) granted in any calendar year to any individual non-employee director in his or her capacity as a non-employee director shall not exceed $450,000 for an incumbent non-employee director or $750,000 in the case of a non-employee director’s initial year of service; provided, however, that fees paid by the Company on behalf of any non-employee director in connection with regulatory compliance and any amounts paid to the non-employee director as reimbursement of an expense shall not count against the foregoing limit. The Board may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. For the avoidance of doubt, cash and Awards granted under the Plan to non-employee directors in their capacity as consultants or advisors to the Company are not subject to the limitation set forth in this Section 4(b).”

Except as set forth above, the remainder of the 2019 Equity Incentive Plan remains in full force and effect.

Adopted by the Board of Directors on April 15, 2020.

Approved by the Stockholders on June 10, 2020.